Exhibit 16.1

March 9, 2016

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 9 of Cynapsus Therapeutics Inc.’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2015, and are in agreement with the statements contained in the second and third sentences of the first paragraph, and the second, third and fourth paragraphs, therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

McGOVERN, HURLEY, CUNNINGHAM, LLP

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants

Licensed Public Accountants